Exhibit 5.2

April 30, 2021

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Spirit Airlines, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-252989) (the “Registration Statement”) and the Prospectus Supplement, dated April 28, 2021 (the “Prospectus Supplement”), to the Prospectus, dated February 11, 2021, of Spirit Airlines, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale today by the Company of $500,000,000 aggregate principal amount of its 1.00% Convertible Senior Notes due 2026 (the “Securities”) pursuant to the Underwriting Agreement, dated April 28, 2021 (the “Underwriting Agreement”), among the Company and the representatives of the several underwriters listed on Schedule I therein (collectively, the “Underwriters”). The Securities will be issued pursuant to the Indenture, dated as of May 12, 2020 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended by the Second Supplemental Indenture, dated as of April 30, 2021 (the “Supplemental Indenture”; the Base Indenture as amended and supplemented by the Supplemental Indenture, being referred to herein as the “Indenture”), between the Company and the Trustee.

As used herein, the following terms shall have the following meanings: The term “Common Stock” means the Company’s voting common stock, par value $0.0001 per share. The term “DGCL” means the General Corporation Law of the State of Delaware, as in effect on the date hereof. The term “Securities Act” means the Securities Act of 1933, as amended.

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In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Securities, (b) examined and relied on such corporate or other organizational documents and records of the Company and such certificates of public officials, and officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and the representations and warranties contained in or made pursuant to the Underwriting Agreement and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of the Trustee, (vi) the corporate or other power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vii) the due authorization, execution and delivery of the Indenture by the Trustee, (viii) the enforceability of the Indenture against the Trustee, (ix) the due authentication of the Securities on behalf of the Trustee in the manner provided in the Indenture, (x) that the shares of Common Stock issuable upon conversion of the Securities will be uncertificated and that the statements required by Section 151(f) of the DGCL will be furnished in accordance with the DGCL and (xi) that, upon the issuance of the shares of Common Stock issuable upon conversion of the Securities, such issuance will be duly recorded in the stock ledger of the Company.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. Upon the execution and issuance of the Securities by the Company and authentication on behalf of the Trustee in accordance with the terms of the Indenture and delivery of the Securities against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When issued upon conversion of the Securities in accordance with the terms of the Indenture and the Securities, the shares of Common Stock issuable upon conversion of the Securities will be validly issued, fully paid and non-assessable under the DGCL.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

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We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the DGCL, each as in effect on the date hereof, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on April 30, 2021, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP